UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 9, 2015

FENIX PARTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37382	46-4421625
(State or other juris- diction of incorporation)	(Commission file number)	(IRS employer identification number)

One Westbrook Corporate Center, Suite 920

Westchester, Illinois 60154

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(630) 480-6413

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of July 9, 2015, the Company appointed Arthur Golden as executive vice president and chief operating officer of the Company.

Mr. Golden, age 52, has served since 1993 in various leadership roles in logistics, plant and field operations at Stericycle, Inc. (NASDAQ: SRCL), a national reverse logistics and regulated waste management company, most recently as the area director of operations responsible for overseeing operations in the northeastern region of the United States. Prior to Stericycle, he served from 1986 through 1992 as a transportation manager at Ryder Distributions Resources.

Mr. Golden received a B.S. degree in 1984 in marketing and human resources from the Dominican College of Blauvelt in New York.

Mr. Golden will be employed pursuant to a one-year employment agreement with the Company, pursuant to which he will receive a base annual salary of $250,000 and an option to purchase 100,000 shares of the Company’s common stock, which will vest in equal annual installments over a four-year period. He also will participate in the Company’s executive bonus program and be eligible to receive awards of restricted stock and stock options to the same extent as other senior executives of the Company.

The preceding description of the terms of Mr. Golden’s employment is qualified in its entirety by reference to the employment offer letter, which is attached hereto as Exhibit 10.1.

Mr. Golden will enter into a non-competition and confidentiality agreement with the Company, which, among other provisions, prohibits him from competing with the Company anywhere in the United States or soliciting customers of the Company for a competing business. These prohibitions continue in effect for a period of 36 months after he ceases to provide services to the Company.

There have been no related party transactions between us and Mr. Golden.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Offer Letter to Arthur Golden dated July 9, 2015

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2015.

Fenix Parts, Inc.

By	/s/ Kent Robertson
Kent Robertson
President and Chief Executive Officer